Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-118903, 333-155528, 333-160499, 333-209060, 333-220296 and 333-227543) on Form S-8, Registration Statement (No. 333-205228 and 333-226059 ) on Form S-3, and Registration Statement (No. 333-217671, 333-220756, 333-226057, and 333-229051) on Form S-1 of Hemispherx Biopharma, Inc. and subsidiaries of our report dated March 30, 2018, relating to the consolidated financial statements of Hemispherx Biopharma, Inc., appearing in this Annual Report on Form 10-K of Hemispherx Biopharma, Inc. for the year ended December 31, 2017.

/s/ RSM US LLP

Blue Bell, Pennsylvania
April 1, 2019